Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Reports Third Quarter 2017 Results

•	Sales of $88.0 million, up 95%
•	EPS of $0.42 per share, up 121%
•	Adjusted EBITDA of $22.5 million, 25.5% of sales
•	Increasing 2017 consolidated revenue guidance to $330 to $340 million

Sarasota, FL, November 6, 2017 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the third quarter and year-to-date periods ended September 30, 2017.  The results include Enovation Controls since its acquisition on December 5, 2016 (the “Acquisition”).

Wolfgang Dangel, Sun's President and Chief Executive Officer, commented, “We continue to make very good progress in accordance with our Vision 2025.  Our Hydraulics segment has started to benefit from incremental sales, resulting from investments to add field application specialists into the marketplace.  Together with our channel partners, these specialists are working directly with OEMs to proactively address their application, valve and integrated package needs.  Our Electronics segment continues to realize record sales and operating income, while completing the carve-out from its previously affiliated operations.  This demonstrates the Enovation Controls mantra:  We Exist to Conquer Complexity.”

He continued, “We recently announced the launch of two new product lines.  The XMD Series, a new line of electro-hydraulic valve drivers for our global Hydraulics segment represents the first joint development between the engineering groups of our two business segments.  We were able to leverage Enovation Controls’ electronics expertise and Sun’s in-depth hydraulics industry experience to develop a solution tailored to the current and future needs of the global mobile and industrial hydraulic markets.

The second product launch represents a new family of electro-hydraulic products under the brand Sun FLeX™, also for our Hydraulics segment.  This launch is the first in a series of three phases, which we expect to finalize by the end of 2018.  These new products are designed to outperform comparable valves in the market and augment our electro-hydraulic product offering.  Sun FLeX ™ represents our largest new product launch in nearly a decade.”

Mr. Dangel added, “Our rapid sales growth in the Asia Pacific region has prompted us to relocate from small offices in China into a new, more comprehensive facility, also combining our two business segments there.  In addition to housing our sales functions, the new facility will accommodate our inventory warehousing as well as engineering, building our capacity toward having a presence in the region for the region.”

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

Third Quarter 2017 Consolidated Results

($ in millions, except per share data)	Q3 2017	Q3 2016	Change	% Change
Net sales	$88.0	$45.2	$42.8	95%
Gross profit	$36.3	$15.5	$20.8	134%
Gross margin	41.2%	34.4%
Operating income	$17.4	$7.2	$10.2	142%
Operating margin	19.8%	15.9%
Net income	$11.3	$5.0	$6.3	126%
Diluted EPS	$0.42	$0.19	$0.23	121%
Adjusted net income	$11.7	$5.0	$6.7	134%
Non-GAAP adjusted EPS	$0.43	$0.19	$0.24	126%

Sales in the 2017 third quarter grew by $42.8 million, nearly double the same period last year.  The Enovation Controls business contributed $30.8 million, while organic business sales grew 27%.  The Enovation Controls sales reflect 34% growth over the 2016 third quarter on a pro forma basis.  Sales in each of the Company’s geographic regions increased considerably, with the Americas, Europe/Middle East/Africa (“EMEA”) and Asia Pacific (“APAC”) comprising 59%, 22% and 19% of consolidated sales, respectively.  Sales growth also resulted from returns on our investments in global sales and marketing initiatives.  Foreign currency translation favorably impacted consolidated sales by approximately $0.2 million.

Operating income in the third quarter of 2017 was impacted by $2.0 million for amortization of acquisition-related intangible assets.  Excluding the amortization, operating income as a percentage of sales was 22.1%.

Net interest expense of $1.1 million contrasts with $0.3 million of net interest income for the third quarter of 2016, with the increase primarily due to debt to fund the Acquisition.

Given Enovation Controls’ stronger than anticipated performance, the Company recorded a charge to increase the change in fair value of contingent consideration by $0.7 million.

Net income was $11.3 million, or $0.42 per share.  Excluding acquisition-related contingent consideration, non-GAAP net income was $11.7 million, or $0.43 per share, more than double the prior-year third quarter earnings per share.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

($ in millions)	Q3 2017	Q3 2016	Change	% Change
Adjusted EBITDA	$22.5	$9.8	$12.7	130%
Adjusted EBITDA margin	25.5%	21.7%

Third quarter 2017 Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization, and acquisition-related contingent consideration) more than doubled compared with the prior year.  These results reflect the benefits of improved gross profit on higher sales volume, cost reduction initiatives and leverage on fixed selling, engineering and administrative (“SEA”) expenses.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Year-To-Date 2017 Consolidated Results

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

($ in millions, except per share data)	YTD Q3 2017	YTD Q3 2016	Change	% Change
Net sales	$258.7	$147.1	$111.6	76%
Gross profit	$107.7	$54.0	$53.7	99%
Gross margin	41.6%	36.7%
Operating income	$53.9	$29.6	$24.3	82%
Operating margin	20.8%	20.1%
Net income	$28.8	$20.2	$8.6	43%
Diluted EPS	$1.07	$0.75	$0.32	43%
Adjusted net income	$35.9	$20.2	$15.7	78%
Non-GAAP adjusted EPS	$1.33	$0.75	$0.58	77%

Sales in the first three quarters of 2017 grew $111.6 million, or 76%, over the prior year, with the Enovation Controls business contributing $85.2 million, while organic business sales grew 18%.  The Enovation Controls sales reflect 38% growth over the 2016 year-to-date period on a pro forma basis.  Foreign currency translation unfavorably impacted consolidated sales by approximately $1.7 million.

Operating income in the first three quarters of 2017 was impacted by acquisition-related items, including $1.8 million for amortization of inventory valuation and $6.2 million for amortization of intangible assets.  Excluding those items, operating income as a percentage of sales was 23.9%.

Net interest expense of $2.7 million contrasts with $1.1 million of net interest income for the first three quarters of 2016, with the increase primarily due to debt to fund the Acquisition.

Net income was $28.8 million, or $1.07 per share.  Excluding acquisition-related inventory valuation amortization and contingent consideration, non-GAAP net income was $35.9 million, or $1.33 per share, up 77% over the prior-year period on a per share basis.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

($ in millions)	YTD Q3 2017	YTD Q3 2016	Change	% Change
Adjusted EBITDA	$69.9	$36.8	$33.1	90%
Adjusted EBITDA margin	27.0%	25.0%

Year-to-date 2017 Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization, and acquisition-related contingent consideration) nearly doubled.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $56.6 million grew 27.5% over the prior-year third quarter.  Growth was realized in all geographic region(s), with APAC and the Americas showing particular strength.

For the first three quarters of 2017, sales were $171.6 million, up 18.8%.  Growth was realized in all geographic regions, especially APAC and the Americas growing 36% and 17%, respectively.

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

In addition to market expansion, the Company believes that demand was favorably impacted by its investments in field application specialists and penetration into new geographic markets.

Third quarter operating income grew 75% to $13.5 million, compared with the third quarter of last year.  Operating margin improved to 23.8%, compared with last year’s 17.4%, with the increase driven by higher sales volume and improved gross margin, as well as leverage on fixed SEA expenses.

Year-to-date 2017, operating income was $43.6 million, up 44% over the first three quarters of 2016.  Operating margin improved to 25.4%, compared with 21.0% in the same period last year, benefiting from the same factors noted above for the third quarter.

Electronics Segment Review

(refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $31.4 million for the third quarter, which included $30.8 million from the Acquisition.  On a pro forma basis, Enovation Controls realized 34% growth over the third quarter of 2016, which was prior to the Acquisition.

Year to date, sales were $87.1 million, which included $85.2 million from the Acquisition.  Enovation Controls realized 38% growth over the same period last year, on a pro forma basis.

Growth for both periods was driven by increased demand in the power controls and recreational vehicle end markets, the business’ proactive sales initiatives and new products introduced over the past year.

Third quarter operating income was $6.0 million, or 19.1% of sales.

Year to date in 2017, operating income was $18.6 million, or 21.4% of sales.

Balance Sheet and Cash Flow Review

Total debt was $116 million at September 30, 2017, down from $124 million at July 1, 2017 and $140 million at April 1, 2017.  The Company repaid $8 million of debt during the third quarter of 2017 and had $184 million of available capacity under its revolving credit facility at September 30, 2017.

Cash and cash equivalents at September 30, 2017 were $81.2 million compared with
$74.2 million at the end of 2016.  Short-term investments were $3.8 million and $6.8 million at September 30, 2017 and the end of 2016, respectively.

Cash provided by operations was $38.4 million and $31.3 million for the first three quarters of 2017 and 2016, respectively.  The increase was due to higher net income, partially offset by an increase in working capital.  The additional working capital supports the growth in sales, as well as the ongoing Acquisition carve-out process which requires more inventory.

Capital expenditures were $8.3 million and $4.5 million for the first three quarters of 2017 and 2016, respectively.  The increase was primarily for initial costs associated with the construction of the Company’s new production facility in South Korea.

2017 Outlook and Guidance

Mr. Dangel stated, “Visibility of the fourth quarter gives us confidence in raising revenue guidance for 2017, recognizing that the fourth quarter is seasonally the weakest for our Electronics segment.  Our operations were minimally impacted by the hurricanes that devastated Texas and Florida in particular, with our Florida facilities losing only about five production days.  Our mid-term outlook presents opportunities for both of our business segments as our products support reconstruction and refurbishment over the next couple of quarters.  Further, the anticipated minimal impact on our results is a testament to the breadth and diversity of our global customer base.”

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

The following summarizes the Company’s current and previous expectations for 2017:

	Current Guidance(1)	Previous Guidance(2)
Consolidated revenue	$330 - $340 million	$315 - $330 million
Hydraulics segment revenue	$225 - $230 million	$215 - $225 million
Electronics segment revenue	$105 - $110 million	$100 - $105 million
Consolidated operating margin	22% - 24%(3)	22% - 24%(3)
Consolidated interest expense, before offsetting interest income	$4.2 - $4.4 million	$4.2 - $4.4 million
Effective tax rate	32% - 34%	32% - 34%
Capital expenditures	$20 - $25 million	$20 - $25 million
Depreciation	$11 - $12 million	$12 - $13 million
Amortization	$8 - $9 million	$8 - $9 million
(1) 2017 current guidance provided as of November 6, 2017
(2) 2017 previous guidance was provided as of August 7, 2017
(3) Operating margin is before acquisition-related amortization of intangibles

Mr. Dangel concluded, “As we look beyond 2017, we remain cautiously optimistic.  While some economic reports indicate decelerating growth for most of our end markets and geographic sales regions in 2018, we will continue to execute our growth initiatives in accordance with our Vision 2025.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.sunhydraulics.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, November 14, 2017.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13671789.  The webcast replay will be available in the investor relations section of the Company’s website at www.sunhydraulics.com, where a transcript will also be posted once available.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Sun” or the “Company”), its

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company and Enovation Controls; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors,” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10‐K for the year ended December 31, 2016. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.  The Company has provided reconciliations of comparable GAAP to non-GAAP measures in tables found in the end of this news release.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	October 1,		September 30,	October 1,
	2017	2016	% Change	2017	2016	% Change
Net sales	$88,001	$45,232	95%	$258,689	$147,069	76%
Cost of sales	51,707	29,692	74%	151,018	93,035	62%
Gross profit	36,294	15,540	134%	107,671	54,034	99%
Gross margin	41.2%	34.4%		41.6%	36.7%

Selling, engineering and administrative expenses	16,854	8,174	106%	47,398	24,036	97%
Amortization of intangible assets	2,038	123	1,557%	6,386	425	1,403%
Operating income	17,402	7,243	142%	53,887	29,573	82%
Operating margin	19.8%	15.9%		20.8%	20.1%

Interest expense (income), net	1,121	(298)	NM	2,710	(1,056)	NM
Foreign currency transaction gain, net	(24)	(46)	(48%)	(64)	(311)	(79%)
Miscellaneous (income) expense, net	(337)	30	NM	365	594	(39%)
Change in fair value of contingent consideration	664	-	NM	8,855	-	NM
Income before income taxes	15,978	7,557	111%	42,021	30,346	38%
Income tax provision	4,683	2,568	82%	13,231	10,160	30%
Net income	$11,295	$4,989	126%	$28,790	$20,186	43%

Per share data:
Basic:
Net income per common share	$0.42	$0.19	121%	$1.07	$0.75	43%
Diluted:
Net income per common share	$0.42	$0.19	121%	$1.07	$0.75	43%

Weighted average common shares outstanding:
Basic	27,059	26,923		27,017	26,879
Diluted	27,059	26,923		27,017	26,879

Dividends declared per share	$0.09	$0.09		$0.29	$0.31

NM = Not meaningful

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	(Unaudited)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$81,191	$74,221
Restricted cash	40	37
Accounts receivable, net of allowance for doubtful accounts
of $307 and $101	40,587	25,730
Inventories, net	43,515	30,000
Income taxes receivable	-	512
Short-term investments	3,756	6,825
Other current assets	4,008	3,943
Total current assets	173,097	141,268
Property, plant and equipment, net	80,636	80,515
Deferred income taxes	3,218	3,705
Goodwill	110,468	103,583
Other intangibles, net	106,168	112,565
Other assets	3,001	3,141
Total assets	$476,588	$444,777
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,907	$10,166
Accrued expenses and other liabilities	10,282	7,456
Current portion of contingent consideration	33,869	10,765
Dividends payable	2,436	2,424
Income taxes payable	2,675	265
Total current liabilities	66,169	31,076
Revolving line of credit	116,000	140,000
Contingent consideration, less current portion	16,377	24,312
Deferred income taxes	6,404	9,501
Other noncurrent liabilities	2,868	3,491
Total liabilities	207,818	208,380
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $.0001,
27,065,376 and 26,936,021 shares outstanding	27	27
Capital in excess of par value	94,111	89,718
Retained earnings	183,439	162,485
Accumulated other comprehensive loss	(8,807)	(15,833)
Total shareholders’ equity	268,770	236,397
Total liabilities and shareholders’ equity	$476,588	$444,777

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,	October 1,
	2017	2016
Cash flows from operating activities:
Net income	$28,790	$20,186
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	14,559	7,550
Loss on disposal of assets	812	316
Stock-based compensation expense	3,180	3,890
Amortization of debt issuance costs	334	-
Allowance for doubtful accounts	109	(21)
Provision for slow moving inventory	79	-
(Benefit) provision for deferred income taxes	(2,660)	998
Amortization of acquisition-related inventory step-up	1,774	-
Change in fair value of contingent consideration	8,855	-
(Increase) decrease in operating assets:
Accounts receivable	(14,419)	(4,149)
Inventories	(15,063)	517
Income taxes receivable	512	(386)
Other current assets	12	310
Other assets	(359)	(773)
Increase (decrease) in operating liabilities:
Accounts payable	7,146	1,114
Accrued expenses and other liabilities	3,005	2,033
Income taxes payable	2,378	-
Other noncurrent liabilities	(623)	(260)
Net cash provided by operating activities	38,421	31,325
Cash flows from investing activities:
Investment in licensed technology	-	(850)
Capital expenditures	(8,268)	(4,507)
Proceeds from dispositions of equipment	37	2
Purchases of short-term investments	-	(24,699)
Proceeds from sale of short-term investments	2,887	35,389
Acquisition post-closing adjustment	(500)	-
Net cash (used in) provided by investing activities	(5,844)	5,335
Cash flows from financing activities:
Repayment of borrowings on revolving line of credit	(24,000)	-
Proceeds from stock issued	776	830
Dividends to shareholders	(7,824)	(8,321)
Change in restricted cash	88	5
Net cash used in financing activities	(30,960)	(7,486)
Effect of exchange rate changes on cash and cash equivalents	5,353	(1,084)
Net increase in cash and cash equivalents	6,970	28,090
Cash and cash equivalents, beginning of period	74,221	81,932
Cash and cash equivalents, end of period	$81,191	$110,022

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

SUN HYDRAULICS CORPORATION

SEGMENT DATA

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Sales:
Hydraulics	$56,638	$44,402	$171,578	$144,500
Electronics	31,363	830	87,111	2,569
Consolidated	$88,001	$45,232	$258,689	$147,069

Gross profit and margin:
Hydraulics	$22,869	$15,268	$70,468	$53,177
	40.4%	34.4%	41.1%	36.8%
Electronics	13,425	272	38,977	857
	42.8%	32.8%	44.7%	33.4%
Corporate and other	-	-	(1,774)	-
Consolidated	$36,294	$15,540	$107,671	$54,034
	41.2%	34.4%	41.6%	36.7%

Operating income and margin:
Hydraulics	$13,487	$7,706	$43,618	$30,274
	23.8%	17.4%	25.4%	21.0%
Electronics	5,961	(134)	18,616	(372)
	19.0%	-16.1%	21.4%	-14.5%
Corporate and other	(2,046)	(329)	(8,347)	(329)
Consolidated	$17,402	$7,243	$53,887	$29,573
	19.8%	16.0%	20.8%	20.1%

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

SUN HYDRAULICS CORPORATION

ADDITIONAL INFORMATION

(Unaudited)

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$25.3		$78.2
Electronics	22.6		24.5		26.8		73.9
Consol. Americas	47.3	58%	52.7	59%	52.1	59%	152.1	59%
EMEA:
Hydraulics	17.1		16.6		16.1		$49.8
Electronics	3.0		2.6		2.9		8.5
Consol. EMEA	20.1	25%	19.2	22%	19.0	22%	58.3	22%
APAC:
Hydraulics	12.3		16.0		15.2		$43.5
Electronics	1.7		1.4		1.7		4.8
Consol. APAC	14.0	17%	17.4	19%	16.9	19%	48.3	19%
Total	$81.4		$89.3		$88.0		$258.7

2016 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2016	% of Total
Americas:
Hydraulics	$23.9		$22.5		$20.6		$21.1		$88.1
Electronics	0.8		0.9		0.8		4.2		6.7
Consol. Americas	24.7	48%	23.4	46%	21.4	47%	25.3	51%	94.8	48%
EMEA:
Hydraulics	15.7		15.8		14.0		12.8		58.2
Electronics	-		-		-		0.5		0.5
Consol. EMEA	15.7	31%	15.8	31%	14.0	31%	13.3	27%	58.7	30%
APAC:
Hydraulics	10.6		11.6		9.8		11.1		43.2
Electronics	-		-		-		0.2		0.2
Consol. APAC	10.6	21%	11.6	23%	9.8	22%	11.3	23%	43.4	22%
Total	$51.0		$50.8		$45.2		$49.9		$196.9

Sun Hydraulics Reports Third Quarter 2017 Results

November 6, 2017

SUN HYDRAULICS CORPORATION

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Net income	$11,295	$4,989	$28,790	$20,186
Net interest expense (income)	1,121	(298)	2,710	(1,056)
Income taxes	4,683	2,568	13,231	10,160
Depreciation and amortization	4,704	2,516	16,333	7,550
EBITDA	21,803	9,775	61,064	36,840
Change in fair value of contingent consideration	664	-	8,855	-
Adjusted EBITDA	$22,467	$9,775	$69,919	$36,840
Adjusted EBITDA margin	25.5%	21.7%	27.0%	25.0%

SUN HYDRAULICS CORPORATION

Non-GAAP Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Net income	$11,295	$4,989	$28,790	$20,186
Acquisiton-related amortization of inventory step-up	-	-	1,774	-
Change in fair value of contingent consideration	664	-	8,855	-
Tax effect	(219)	-	(3,508)	-
Adjusted net income	$11,740	$4,989	$35,911	$20,186
Adjusted net income per diluted share	$0.43	$0.19	$1.33	$0.75

Non-GAAP Financial Measures:

Adjusted EBITDA is defined as consolidated net income before net interest expense (income), income taxes, depreciation and amortization, and acquisition-related contingent consideration.  Adjusted EBITDA margin is Adjusted EBITDA divided by sales.  Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Sun believes that providing non-GAAP information such as Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income are important for investors and other readers of Sun's financial statements, as they are used as analytical indicators by Sun's management to better understand operating performance.  Because Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.